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                          MANAGEMENT SERVICES AGREEMENT

          THIS AGREEMENT made as of the 24th day of August, 1995.

B E T W E E N:

               BROOKLINE MINERALS INC.,
               a corporation incorporated under the laws of Canada

               (hereinafter referred to as the "Corporation")

                                                               OF THE FIRST PART

                                     - and -


               SIMMONDS COMMUNICATIONS LTD.,
               a corporation incorporated under the laws of the Province of Ontario

               (hereinafter referred to as "SCL")

                                                              OF THE SECOND PART

                                     - and -

               MIDLAND INTERNATIONAL CORPORATION,
               a corporation incorporated under the laws of the State of Delaware

               (hereinafter referred to as "Midland")

                                                               OF THE THIRD PART

RECITALS:

1. The Corporation and SCL, Intek Diversified Corporation and Sendek Travel, Limited (collectively, the "Vendors") have entered into an agreement of purchase and sale made as of the 24th day of August, 1995 (the "Share Purchase Agreement"), pursuant to which the Corporation has agreed to purchase from the Vendors all of the issued and outstanding shares of Brook SIG Corp. ("BSIG"), a company whose primary business objective is to provide financing to management companies who construct, manage and operate wireless specialized mobile radio systems on behalf of United States 220 MHz narrowband licensees.

2. In conjunction with the share purchase transaction, SCL has agreed to provide certain management services to the Corporation.

3.   Midland is a wholly-owned subsidiary of SCL.

4. Pursuant to the Share Purchase Agreement, the execution and delivery by the Corporation, SCL and Midland of a management services agreement which obliges SCL


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                                     -2-

     to provide the services described herein in exchange for the common shares of the Corporation which are issuable to SCL hereunder, is a condition precedent to the completion of the share purchase transaction contemplated thereby.

     NOW THEREFORE, in consideration of the mutual covenants and agreements set out herein and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:


1. DEFINITIONS. For the purpose of this Agreement, in addition to the definitions set out above:

     (a) "AFFILIATE" means, with respect to any corporation, any other corporation which directly or indirectly controls or is controlled by or is under direct or indirect common control with such first mentioned corporation, and for the purpose of this definition "control" means, with respect to any corporation, the ownership of voting securities to which are attached 20 per cent or more (or, for the purpose of section 9.1 only, 50 per cent or more) of the voting rights attached to all outstanding voting securities of the corporation;

     (b) "AGREEMENT" means this management services agreement, as the same may be amended and supplemented from time to time;

     (c) "BROOKLINE COMMON SHARES" means common shares in the capital of the Corporation as constituted at the date hereof;

     (d) "BROOKLINE MANAGEMENT CONTRACT COMMON SHARES" has the meaning ascribed thereto in section 4;

     (e) "CLOSING DATE" has the meaning ascribed to that term in the Share Purchase Agreement; and

     (f)  "TERM" means the term of this Agreement.

2. RETAINER TO PROVIDE MANAGEMENT SERVICES. The Corporation hereby retains SCL to provide it and its subsidiary, BSIG, with various management services as specified in section 7, during the Term.

3. TERM. The Term shall commence on the date hereof and terminate on the first anniversary of such date. The Corporation shall be entitled to terminate this Agreement at any time upon thirty (30) days prior written notice to SCL, but in that event, except where the termination is for "just cause", the Corporation shall immediately issue to SCL all of the Brookline Management Contract Common Shares which remain unissued, whether or not accrued. For the purposes of this section 3, "just cause" shall mean a fundamental breach of this Agreement by SCL which, under common law, entitles the Corporation to terminate all of its obligations under this Agreement.


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                                     -3-

4.   MANAGEMENT SERVICES FEES.

4.1 In consideration of the management services to be provided by SCL to the Corporation and BSIG hereunder, SCL shall be entitled to receive one million (1,000,000) Brookline Common Shares (the "Brookline Management Contract Common Shares"). Subject to section 4.2, two hundred and fifty thousand (250,000) Brookline Management Contract Common Shares shall be issued to SCL on each of the following dates:

          (a)  the Closing Date;

          (b)  the date which is three (3) months after the Closing Date;

          (c)  the date which is six (6) months after the Closing Date; and

          (d)  the date which is nine (9) months after the Closing Date.

4.2 If Brookline, at any time during which any Brookline Management Contract Common Shares remain unissued, shall take any of the actions contemplated by the provisions of section 2.7 of the Share Purchase Agreement, then the procedure set out in that section shall be followed and the appropriate equitable and proportionate adjustment determined pursuant to the provisions of section 2.7, if any, shall be made to the number of unissued Brookline Management Contract Common Shares.

4.3 SCL agrees that, without the prior written consent of the Corporation, it will not sell, assign or otherwise transfer any of the Brookline Management Contract Common Shares for a period of three (3) years from the Closing Date, except that this restriction shall not apply to the following transactions in such shares:

          (a)  pledges to secure bona fide debts or other obligations; or

          (b) sales or transfers to Affiliates of SCL who agree to be bound by the provisions of this section 4.3.

5.   EXPENSES.      The Corporation shall, or shall cause BSIG to, reimburse SCL for all of its reasonable expenses incurred in connection with the provision of management services to either the Corporation or BSIG within thirty (30) days following submission of applicable receipts or other supporting documentation. For greater certainty, the expenses of SCL shall be deemed not to include salaries or other compensation paid or payable by SCL to its employees, or any amounts paid to consultants or independent contractors who have been hired to perform any portion of the services described in section 7.

6. ACCESS TO INFORMATION. During the Term, the Corporation shall, or shall cause BSIG to, ensure that SCL and its representatives have access to all financial statements and other records and information of the Corporation and BSIG which are available to the shareholders and directors of those corporations generally. In addition, the Corporation agrees to provide SCL and its representatives with access to its management information systems and to cause BSIG to do the same.


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                                     -4-

7. RESPONSIBILITIES OF SCL. During the Term, SCL shall provide the Corporation and BSIG with certain administrative and management services including, INTER ALIA, the following services:

     (a) STRATEGIC PLANNING. By making its Chairman and Chief Executive Officer and its Executive Vice-President available to the Corporation on a part time basis, SCL shall provide the Corporation with advice and assistance on the formulation and implementation of its strategic planning initiatives.

     (b) FIELD ASSESSMENT AND MARKETING ASSISTANCE. Both directly and through Midland, SCL shall provide advice and assistance to the Corporation and BSIG, from time to time, on their field assessment and marketing activities.

     (c) ACCOUNTING AND FINANCIAL MANAGEMENT. SCL shall provide advice and assistance to the Corporation, from time to time, on the management of its accounting function and corporate finance activities.

     (d) NEGOTIATION OF FINANCING CONTRACTS. SCL shall assist the Corporation and BSIG, from time to time, in the negotiation of contracts to provide financing in various forms for management companies who construct, manage and operate wireless specialized mobile radio systems on behalf of United States 220 MHz narrowband licensees, including consulting on the business assessment and technical review of the 220 MHz systems to be constructed.

     (e) NEGOTIATIONS WITH EQUIPMENT SUPPLIERS. SCL, either directly or through Midland, shall assist the Corporation and BSIG, from time to time, in the negotiation of purchasing terms with suppliers of radio equipment and in the selection of such equipment.

     (f) PUBLIC RELATIONS. SCL may assist the corporation, upon request, with the management of its corporate public relations function, including advising it on handling its relations with its shareholders.

     (g) COMPUTER SERVICES. SCL shall, to the extent feasible, provide the Corporation with computer-related services.

8. REPRESENTATIONS AND WARRANTIES OF THE CORPORATION. The Corporation represents and warrants to SCL that:

     (a) the Corporation has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

     (b) the Corporation has taken all necessary corporate action to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;


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                                     -5-

     (c) this Agreement has been duly executed and delivered by the Corporation and constitutes a valid and binding obligation of the Corporation, enforceable against it in accordance with its terms;

     (d) the Corporation has duly authorized the issuance of such number of Brookline Common Shares as shall be necessary to issue the Brookline Management Contract Common Shares as contemplated herein and such shares, when issued, will be validly issued as fully paid shares of the Corporation; and

     (e) other than any required stock exchange approvals, no consent is required of, or notice required to be given to, any person by the Corporation in respect of any of the transactions contemplated herein or any part thereof.

9.   MISCELLANEOUS.

9.1 Midland shall pay (or shall cause its Affiliates to pay, as applicable), the Corporation semi-annually within 30 days of June 30 and December 31 an amount equal to 5% of the net selling price paid for radio equipment by management companies who purchase such equipment from Midland or any of its Affiliates for use in the construction or operation of Qualifying Systems (as that term is defined in the Share Purchase Agreement).

9.2 In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

9.3 The headings in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this Agreement.

9.4 This Agreement and all amendments hereof and waivers and consents hereunder shall be governed by and construed in accordance with the law of the Province of British Columbia and the laws of Canada applicable therein and the parties hereby irrevocably attorn to the jurisdiction of the courts of British Columbia.

9.5  Time shall be of the essence of this Agreement.

9.6 The provisions of this Agreement are intended to be and shall be deemed severable. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

9.7 All notices, consents and other communications required or permitted to be given under or by reason of this Agreement shall be in writing, shall be delivered personally or by facsimile as described below, and shall be deemed given on the date on which such delivery is made. Any such delivery shall be addressed to the intended recipient at the following addresses (or at such other address for a party as shall be specified by such party by like notice to the other parties):



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                                     -6-

          (a)  if to the Corporation:

               900-999 West Hastings Street
               Vancouver, British Columbia
               V6C 2W2

               Attention: The President
               Facsimile: (604) 683-6958

          (b)  if to SCL:

               5255 Yonge Street, Suite 1050
               Willowdale, Ontario
               M2N 6P4

               Attention: David C. O'Kell
               Facsimile: (416) 221-3800

          (c)  if to Midland:

               5255 Yonge Street, Suite 1050
               Willowdale, Ontario
               M2N 6P4

               Attention: Harry Dunstan
               Facsimile: (416) 221-3800

9.8 Subject to SCL's right to assign its rights and obligations hereunder to an Affiliate capable of performing SCL's obligations hereunder, neither party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party.

9.9 The failure of a party to insist upon strict adherence to a term of this Agreement on an occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No purported waiver shall be effective unless in writing. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or other breach.

9.10 This Agreement supersedes any other agreement, whether written or oral (including a letter of intent between the Corporation and SCL dated July 12, 1995), that may have been made or entered into by the parties relating to the matters contemplated hereby and constitutes the entire agreement between the parties with respect to such matters.

9.11 This Agreement may be executed in counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument.



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     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto, all as of the date first above written.

                              BROOKLINE MINERALS INC.


                              By:  /s/
                                   _________________________________



                              By:  /s/
                                   _________________________________




                              SIMMONDS COMMUNICATIONS LTD.


                              By:  /s/
                                   _________________________________



                              By:  /s/
                                   _________________________________



                              MIDLAND INTERNATIONAL CORPORATION


                              By:  /s/
                                   _________________________________



                              By:  /s/
                                   _________________________________